Daniel R. DiMicco To Retire As Executive Chairman Of Nucor; John J. Ferriola Named Chairman Effective January 1, 2014

CHARLOTTE, N.C., Nov. 5, 2013 /PRNewswire/ -- Daniel R. DiMicco has announced that he is retiring from the Board of Directors of Nucor (NYSE: NUE) and from his position as Executive Chairman on December 31, 2013. In appreciation for his distinguished and exemplary service to Nucor as CEO, Chairman and Executive Chairman of the Company, the Board of Directors announced that they have bestowed upon DiMicco the honorary title of Chairman Emeritus.

Nucor's Board of Directors also announced that John J. Ferriola, who currently serves as Chief Executive Officer and President of the Company, will become the Chairman of the Board effective January 1, 2014.

DiMicco served as Nucor's CEO longer than anyone since founder Ken Iverson. DiMicco served as Executive Chairman of Nucor since January 2013. Previously, he served as Chairman of Nucor from May 2006 to December 2012, Chief Executive Officer from September 2000 to December 2012 and President from September 2000 to December 2010. DiMicco also served as Vice Chairman of Nucor from June 2001 to May 2006, Executive Vice President from 1999 to 2000 and Vice President from 1992 to 1999. Since joining Nucor in 1982, DiMicco has worked in a wide variety of roles at all levels of the Company.

DiMicco became CEO near the start of an economic slump that radically restructured the steel industry in the United States and abroad. Under his leadership, Nucor's total shareholder return growth of 720% was almost four times greater than the total return of the S&P Steel Group Index and was 28 times greater than the S&P's total return. During his tenure, DiMicco and his team successfully executed a multi-prong growth strategy for the Company that included optimization of existing operations, growth through acquisitions, greenfield growth, international growth through joint ventures and expansion of control over raw materials. Prior to DiMicco becoming CEO, Nucor had grown almost entirely via greenfield projects. With DiMicco's leadership, Nucor pursued acquisitions as a cost-effective alternative avenue for growth and successfully integrated the acquired companies into the Nucor culture. While he was CEO, he also successfully developed and executed a robust succession plan. DiMicco's contributions and influence extend beyond Nucor to his efforts to restore America's manufacturing base and to his work in Washington.

Raymond J. Milchovich, Nucor's lead independent director, said, "On behalf of the Nucor board, I would like to recognize Dan's remarkable career. As Chairman and CEO, Dan has lead Nucor through a period of transformative change from which all our constituencies have and will continue to benefit. We wish Dan and his family many years of health and good fortune."

DiMicco said, "One of my most important and satisfying contributions to Nucor is that my successor, John Ferriola, is home grown and the best in the business for the opportunity to lead Nucor and its teammates to its best years ever! He has my complete support and confidence that he will succeed in this endeavor.

"I have been truly blessed and privileged to be a part of a great organization with a truly unique and 'best in class' culture like Nucor for over 31 years. I owe my success to all those in my life who have believed in and supported me from the time I entered the world and who continue to do so today, from my parents and family to my teammates. I want to thank our Board for their support and for the honorary title of Nucor's Chairman Emeritus. It is an honor that I will forever treasure as I will always consider myself part of this great Nucor team."

John Ferriola has stepped repeatedly into roles of increasing responsibility as part of Nucor's succession planning. An electrical engineer by training, Ferriola joined Nucor in 1992 as manager of maintenance and engineering at the Jewett, Texas bar mill. Through his first decade with the company, Ferriola served as general manager at three divisions: Vulcraft Texas in Grapeland, the bar mill in Norfolk, Nebraska, and the sheet mill in Crawfordsville, Indiana. He was named Vice President in 1996, Executive Vice President in 2002, and Chief Operating Officer of Steelmaking Operations in 2007. In January 2011, the Board of Directors appointed him Nucor's President and Chief Operating Officer and elected him to the Board. Ferriola has served as Chief Executive Officer and President of Nucor since January 2013.

"I am honored to be given the opportunity to serve as Chairman of Nucor," Ferriola said. "I thank the Board for their confidence in me, and I thank our 22,000 teammates for their support that made this honor possible."

"This announcement reflects the thoughtful, planned transition of leadership at Nucor," Milchovich said. "John's appointment as President in 2011 and as CEO in 2013 laid the groundwork for a seamless transition in leadership."

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include carbon and alloy steel – in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208